UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24487	77-0322161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

____________________
(408) 530-5000
(Registrant’s telephone number, including area code)

____________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry Into A Material Definitive Agreement.

Patent Sale Agreement with Bridge Crossing, LLC

On November 5, 2012, MIPS Technologies, Inc., a Delaware corporation (“MIPS” or the “Company”), entered into a Patent Sale Agreement (the “Patent Sale Agreement”) with Bridge Crossing, LLC, a Delaware limited liability company and acquisition vehicle of Allied Security Trust I (“Bridge Crossing”). Pursuant to the Patent Sale Agreement, Bridge Crossing will acquire certain patents from the Company (the “Patent Sale”).

At the effective time of the Patent Sale, Bridge Crossing will pay to the Company $315,000,000 in cash and deposit $35,000,000 with an escrow agent to satisfy indemnification claims, unless the merger transaction referenced below is to be consummated immediately following the Patent Sale, in which case the $35,000,000 will be paid to MIPS concurrently with the $315,000,000 payment, subject to the consummation of such merger transaction.  Upon entering into the Patent Sale Agreement, Bridge Crossing deposited $350,000,000 with an escrow agent.

The Company has made customary representations and warranties and covenants in the Patent Sale Agreement, including, among others, to cause a meeting of the Company’s stockholders to be held to consider the adoption of the Patent Sale Agreement, as a separate and distinct proposal from stockholder approval of the merger transaction referenced below, and is required to observe certain limits on the conduct of its business with respect to its patents between the date of the Patent Sale Agreement and the consummation of the Patent Sale. In addition, the Patent Sale Agreement contains certain restrictions on the Company’s ability to solicit or, subject to certain exceptions that permit the board of directors of the Company (the “Board”) to comply with its fiduciary duties, participate in discussions regarding alternative transactions.

Consummation of the Patent Sale is subject to customary closing conditions, including, among others, adoption of the Patent Sale Agreement by the stockholders of the Company.  Consummation of the Patent Sale is not conditioned on the consummation of the merger transaction referenced below.

The Patent Sale Agreement contains certain termination rights of Bridge Crossing and the Company. Upon the termination of the Patent Sale Agreement under certain circumstances, including in order to enter into a definitive agreement providing for implementation of a Superior Proposal (as defined in the Patent Sale Agreement), the Company is required to pay Bridge Crossing a termination fee of $10 million. In addition, in certain circumstances involving a material breach of the Patent Sale Agreement, if MIPS enters into an agreement with a third party to sell, assign or exclusively license a majority of (1) the Assigned Patents (as defined in the Patent Sale Agreement) and (2) the Retained Patents (as defined in the Patent Sale Agreement) within 12 months after a termination of the Patent Sale Agreement, MIPS is required to pay to Bridge Crossing a breakup fee of $30 million in cash (less the termination fee of $10 million if previously paid).

Bridge Crossing is entitled to seek specific performance against the Company in order to enforce the Company’s obligations under the Patent Sale Agreement.  The Company is entitled to seek specific performance against Bridge Crossing to enforce Bridge Crossing’s obligations under the Patent Sale Agreement.

From the Patent Sale closing until the earlier of 12 months thereafter and the consummation of the merger transaction, MIPS is to indemnify Bridge Crossing and certain affiliated persons for their losses in connection with MIPS’ breach of representation or covenant, but only to the extent such losses exceed a threshold amount of $1,500,000, and in no event to exceed the $35,000,000 deposited with the escrow agent.

The Board unanimously approved the Patent Sale Agreement.

The foregoing description of the Patent Sale Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Patent Sale Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

In connection with the Patent Sale, MIPS will receive a license-back under the Assigned Patents under the terms of an assigned patent license agreement. This license-back will grant MIPS and its present and future affiliates—including Imagination Technologies Group plc if the merger transaction described below is consummated—a worldwide, non-exclusive, irrevocable, transferable, royalty-free license to freely exploit the technologies covered by the Assigned Patents for use in connection with any product, service, technology, material or process of MIPS or its present and future affiliates and to grant sublicenses to any customers of any of the foregoing to exploit such product, service, technology, material or process. The license will not be terminable except by express mutual agreement by MIPS and Bridge Crossing and will continue until the expiration of the last to expire of the Assigned Patents.

Also as part of the Patent Sale, Bridge Crossing will receive a worldwide, non-exclusive, non-transferable, royalty-free license under the Retained Patents under a retained patent license agreement. For the twelve-month period after the closing of the Patent Sale, Bridge Crossing will have the right to grant sublicenses under the Retained Patents to any Person (as defined in the Patent Sale Agreement) in conjunction with the grant of a license under the Assigned Patents. The sublicenses under the Retained Patents will permit any Person who receives a license from Bridge Crossing during the twelve-month period after the closing of the Patent Sale to exploit the technologies covered by the Retained Patents for use in connection with any product, service, technology, material or process of that sublicensee or its present and future affiliates, and to grant further sublicenses to any customers of any of the foregoing for such product, service, technology, material or process, provided that the license and sublicenses under the Retained Patents do not grant any rights to clone the MIPS architectures. The sublicenses granted under the Retained Patents are revocable in certain circumstances, including where a sublicensee directly or indirectly asserts or otherwise participates in or funds (i) a patent infringement suit alleging that a MIPS architecture as implemented by a customer of MIPS infringes a patent, (ii) a patent infringement counterclaim (including an ITC action) in response to a lawsuit brought by MIPS alleging that such sublicensee is infringing one or more retained patents by cloning the MIPS architecture, or (iii) any lawsuit or other proceeding challenging the patentability, validity, scope, ownership or enforceability of the Retained Patents. Unless earlier terminated, the sublicenses granted under the Retained Patents will continue until the expiration of the last to expire of the Retained Patents.

The Patent Sale Agreement has been included to provide investors and security holders with information regarding the terms of the Patent Sale. It is not intended to provide any other factual information about the Company. The representations, warranties, covenants and agreements contained in the Patent Sale Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Patent Sale  Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Patent Sale  Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Patent Sale Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Bridge Crossing or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Patent Sale Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Agreement and Plan of Merger with Imagination Technologies Group plc. and Imagination Acquisition Sub, Inc.

On November 5, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Imagination Technologies Group plc, a public limited company incorporated under the laws of England and Wales (“Imagination Technologies” or “Parent”), and Imagination Acquisition Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, Parent will acquire the Company through the merger (the “Merger”) of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation after the Merger.

Prior to the Merger, the Company will distribute all proceeds from the Patent Sale and all of MIPS’ cash on hand, less $99,700,000 (the “Holdback Amount”), calculated to cover income tax liabilities and certain potential expenses, in the form of a recapitalization via an amendment to MIPS’ certificate of incorporation pursuant to which each outstanding share of the Company's common stock will be converted into what is currently estimated to be approximately $6.23 in cash and 0.1479 shares of the Company's common stock (the “Recapitalization”).  The estimated cash component of the Recapitalization reflects management’s current estimate of cash held by the Company following the Patent Sale and immediately prior to the Recapitalization, which will be affected by MIPS' operating results, estimated transaction expenses, the actual timing of the Recapitalization and other factors.  In connection with the Recapitalization, each outstanding option will be cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the Option Per Share Consideration (as defined in the Merger Agreement) over the exercise price for each share subject to the applicable option, less any required withholding taxes. With respect to Company restricted stock units, each outstanding restricted stock unit will be converted into what is currently estimated to be approximately $6.23 in cash and 0.1479 restricted stock units.

At the effective time of the Merger, each outstanding share of the Company’s common stock, par value $0.001 per share (following the Recapitalization), will be converted into the right to receive $7.31 in cash, without interest (the “Merger Consideration”) (equivalent to approximately $1.08 per share of the Company’s common stock prior to the Recapitalization), excluding (1) shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, (2) treasury shares, (3) shares held by Parent or Acquisition Sub and (4) shares held by the Company or any of its subsidiaries.  In addition, for Company restricted stock units (following the Recapitalization), the vesting restrictions will lapse and such units will become or be deemed fully vested and such restricted stock units shall be converted into the right to receive a cash payment in an amount equal to the product of (i) the number of shares subject to the restricted stock unit and (ii) the Merger Consideration, less any required withholding taxes.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including, among others, to cause a meeting of the Company’s stockholders to be held to consider the adoption of the Merger Agreement, and is required to observe certain limits on the conduct of its business between the date of the Merger Agreement and the consummation of the Merger. In addition, the Merger Agreement contains certain restrictions on the Company’s ability to solicit or participate in discussions regarding alternative transactions. The Merger Agreement also contains a “fiduciary-out” provision that allows the Board, in response to a Superior Proposal (as defined in the Merger Agreement), to change its recommendation to the Company’s stockholders and terminate the Merger Agreement in order to enter into a definitive agreement, subject to Parent’s right to match the proposal.

Consummation of the Merger is subject to various conditions, including, among others, (i) adoption of the Merger Agreement by the stockholders of the Company, (ii) consummation of the Patent Sale, (iii) consummation of the Recapitalization and (iv) receipt of written approval from the Committee on Foreign Investment in the United States approving the Merger.

The Merger Agreement contains certain termination rights of Parent and the Company. Upon the termination of the Merger Agreement under certain circumstances, including in order to enter into a definitive agreement providing for implementation of a Superior Proposal (as defined in the Merger Agreement), the Company is required to pay Parent a termination fee of $2.75 million and to reimburse Parent for its reasonable and documented out-of-pocket fees and expenses, not to exceed $2.0 million, incurred by it or on its or its affiliates’ behalf in connection with the Merger Agreement and the transactions contemplated thereby. In addition, the Company must pay such termination fee and reimburse expenses to Parent if MIPS receives a Competing Proposal (as defined in the Merger Agreement) which becomes publicly known and consummates or agrees to consummate a transaction regarding any Competing Proposal within 12 months after the Merger Agreement’s termination and (A) either Parent or the Company terminates the Merger Agreement due to the failure of the Company to obtain the approval of the stockholders to adopt the Merger Agreement or the failure of the parties to consummate the Merger by April 5, 2013 or (B) Parent terminates the Merger Agreement under the following circumstances: (a) MIPS’ breaches the Merger Agreement in any material respect and the failure to cure such breach; (b) MIPS’ Board (i) changes or withdraws its recommendation for the Merger or (ii) fails to include its recommendation that MIPS stockholders adopt the Merger Agreement in the proxy statement; or (c) any material change is made to the terms of the Patent Sale Agreement, the Assigned Patent License Agreement or the Retained Patent License Agreement (each as defined in the Merger Agreement) that would reasonably be expected to have a material adverse effect on the surviving corporation in the Merger, without the express prior written consent of Parent.

Parent and Acquisition Sub are entitled to seek specific performance against the Company in order to enforce the Company’s obligations under the Merger Agreement.  The Company is entitled to seek specific performance against Parent or Acquisition Sub to enforce Parent’s and Acquisition Sub’s obligations under the Merger Agreement.

The Board unanimously approved the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached hereto as Exhibit 2.2 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company. The representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-

party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Acquisition Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2012, the Compensation and Nominating Committee of the Company's Board of Directors approved the Company’s entry into a Form Letter Amendment to the Change in Control Agreements (the “Form Amendment”) with Sandeep Vij, William Slater, Gail Shulman, Brad Holtzinger, Gideon Intrater, Ravi Krishna, David Singhal and Kathy Omaye-Sosnow. The Form Amendment clarifies that restricted stock units will vest in full upon the occurrence of a change in control of the Company. A copy of the Form Amendment is attached hereto as Exhibit 10.1.

Additional Information and Where You Can Find It

In connection with the proposed transactions, MIPS intends to file a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to each of the proposed transactions because they will contain important information about the transactions and the parties to the transactions.

MIPS and its executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transactions. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the proxy statement for MIPS’ 2011 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and the proxy statement and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in the proposed transactions that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transactions will be described in the proxy statement relating to the transactions when it becomes available.

Safe Harbor Statement

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the proposed transactions. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) MIPS may be unable to obtain stockholder approval as required for the transactions; (2) conditions to the closing of the transactions may not be satisfied, including, with respect to the Merger, conditions relating to the receipt of written approval from the Committee on Foreign Investment in the United States approving the Merger and the transactions contemplated thereby; (3) the transactions may involve unexpected costs, liabilities or delays; (4) the business of MIPS may suffer as a result of uncertainty surrounding the transactions; (5) the outcome of any legal proceedings that may be instituted against MIPS and others following the announcement of the Patent Sale Agreement or the Merger Agreement; (6) MIPS may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Patent Sale Agreement or the Merger Agreement; (8) the ability to recognize benefits of the Patent Sale or the Merger; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Patent Sale or the Merger; and (10) other risks to consummation of the transactions, including the risk that the transactions will not be consummated within the expected time period or at all. Additional factors that may affect the future results of MIPS are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in MIPS’ Annual Report on Form 10-K for the annual  period ended June 30, 2012 and Amendment No. 1 thereto.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this Current Report on Form 8-K may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this Current Report on Form 8-K. MIPS is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this Current Report on Form 8-K to reflect circumstances existing after the date of this Current Report on Form 8-K or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Item 9.01.                      Financial Statements and Exhibits.

(d)	The following exhibits are furnished with this Current Report of Form 8-K:

2.1	Patent Sale Agreement, dated as of November 5, 2012, by and between MIPS Technologies, Inc., and Bridge Crossing, LLC*
2.2	Agreement and Plan of Merger, dated as of November 5, 2012, by and among MIPS Technologies, Inc., Imagination Technologies Group plc and Imagination Acquisition Sub, Inc.*
10.1	Form of Letter Amendment to Change in Control Agreement
_________________________

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2012	MIPS TECHNOLOGIES, INC.

	By:	/s/ Bill Slater
Bill Slater
Chief Financial Officer

EXHIBITS

Exhibit Number	Description
2.1	Patent Sale Agreement, dated as of November 5, 2012, by and between MIPS Technologies, Inc., and Bridge Crossing, LLC

2.2	Agreement and Plan of Merger, dated as of November 5, 2012, by and among MIPS Technologies, Inc., Imagination Technologies Group plc and Imagination Acquisition Sub, Inc.

10.1	Form of Letter Amendment to Change in Control Agreement